Exhibit 99.2

Operator:

Good afternoon ladies and gentlemen. Thank you for standing by, and welcome to the T2 Biosystems Q4 and Year-end earnings conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session and instructions will follow at that time. It is now my pleasure to turn the call over to John Sprague, Chief Financial Officer of T2 Biosystems.

Please go ahead, sir.

Chris Brinzey

Thank you, operator, and good evening everyone. Thanks for joining us for the T2 Biosystems 2017 fourth quarter and year-end financial results conference call. On the call to discuss the results and operational highlights for the period ended December 31, 2017 are President and CEO, John McDonough; Chief Financial Officer, John Sprague; and Rahul Dhanda, Senior Vice President of Corporate Development. The executive team will open the call with some prepared remarks, followed by a question-and-answer period.

Before we begin, I’d like to remind everyone that comments made by management today will include forward-looking statements. Those include statements related to T2 Biosystems’ future financial and operating results and plans for developing and marketing new products. Forward-looking statements are based on estimates and assumptions as of today and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the risks and uncertainties described in T2 Biosystems’ Annual Report on Form 10-K filed with the SEC on March 15, 2017. The company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by law.

With that, I’d like to turn the call over to President and CEO, John McDonough, for his opening comments. John?

John McDonough:

Thank you, John. Good evening, everyone, and welcome to our fourth quarter and year ended December 31, 2017 earnings call. Before getting into our results, I want to welcome John Sprague, our new Chief Financial Officer. We are pleased to have John join the T2 Team and we think John’s proven capabilities in building out finance teams, along with his experience leading M&A, equity and debt financings and strong accounting background will be the perfect fit for T2 during this period of growth, as we evolve into becoming a multi-product commercial company.

John Sprague:

Thanks John. I’m excited about joining the T2 team.

John McDonough:

Thanks, and welcome aboard. Let me begin with a brief agenda for today’s call. As we have done in our past calls, I’ll begin my prepared remarks with a high-level summary of our financial results for the fourth quarter and year end 2017, review our key business drivers in the quarter, and provide an update on recent business highlights. I’ll then turn the call over to John who’ll discuss our financial results in detail and review our financial guidance for the first quarter of 2018. Following John’s review, I’ll share some closing remarks before we open the call up for questions.

We were pleased with the progress we made in the fourth quarter, and in 2017, as we set the stage for what we believe will be an exciting year for T2.

Financial Update and Metrics:

Starting with our financial results, during the fourth quarter we reported total revenue of $1.7 million and product revenue of $1.3 million. Product revenue exceeded the high end of Q4 guidance by almost 18% and total revenue exceeded the high end of Q4 guidance by almost 42%. Overall, product revenue grew an impressive 76% from the third to the fourth quarter of 2017 with year-over-year growth of 125%.

The strength in the fourth quarter revenue was primarily due to an increase in sales of the T2Candida Panel and an increase in sales of the T2Dx instrument. T2Dx instrument sales included revenue from instrument orders received in the third quarter that were not shipped until the fourth quarter. That being said, we are seeing a strong build in our new customer sales pipeline which we believe is being driven by the anticipated FDA clearance of the T2Bacteria panel and growing acceptance of the T2Dx platform driven by customer success stories and publications of data. The building of the sales pipeline is demonstrated in the growth in the number of proposals delivered to potential customers. In the fourth quarter, a total of 24 proposals were delivered including 14 proposals to new customers. The 24 proposals compares to 8 proposals delivered in Q3.

We continue to measure our progress using metrics that we’ve highlighted on past calls, including the growth in the number of high-risk patients at customer facilities under contract. We consider this metric to be important as it represents the number of patients that could be tested with T2Candida and T2Bacteria, if all high-risk patients were tested at the time patients present with symptoms of infection.

During the fourth quarter, we increased the number of high-risk patients at hospitals under contract by approximately 45,000 ahead of the 30,000-high-risk patient target we had set on our last earnings call. The estimated 45,000 high risk patients are a result of closing 7 new hospital contracts, including 2 additional contracts for the use of the T2Bacteria Research Use Only or RUO product in the United States and 1 T2Bacteria contract in the EU. Additionally, 2 contracts with existing customers were amended in the fourth quarter to include T2Bacteria, once FDA cleared.

As of December 31, we have 10 T2Bacteria RUO customers. 4 of the T2Bacteria RUO placements are with existing T2Candida customers and 6 are with new customers. One of the placements is with an almost 1,000 bed teaching hospital that operates six academic and community hospitals. Another placement is with an almost 900 bed acute care facility that operates seven academic and community hospitals and more than 100 total locations throughout their region.

It is our intent to provide 2018 financial guidance after receiving FDA market clearance for the T2Bacteria Panel. At that time, we will also provide guidance on the number of hospital accounts expected to be closed and will provide a new metric on the number of instruments expected to be placed at hospital sites this year.

As of December 31, 2017, we have 67 instruments placed or contracted to be placed, covering 157 hospitals in the United States and Europe. We estimate that each instrument is capable of running over 3,000 T2Candida and/or T2Bacteria tests per year. Additionally, as of December 31, those contracts and instrument placements provide access to an estimated 495,000 high risk patients that could be tested with T2Candida and T2Bacteria, which both run on the T2Dx instrument.

T2Bacteria:

Moving on to an update on the status of the T2Bacteria Panel. As most of you on the call know, last September we submitted our 510(k) application to the FDA requesting market clearance of the T2Bacteria Panel. We had hoped to have received a decision from the FDA as early as by the end of 2017 but we appear to be on a more typical timeline of 6 to 9 months, as the approval process within the FDA appears a bit different than what we experienced with the Candida submission. This timeline would have us on a path to FDA clearance in Q2. Our discussions with the FDA continue to be productive and cooperative and based on the strong data from the clinical trial and the benefit of the T2Bacteria Panel for patients, we believe that FDA clearance can be achieved within this typical timeframe.

As part of the review, we have removed the Acinetobacter Baumannii, or AB species, from the T2Bacteria panel due to a combination of factors — In part because there were no patients shown by blood culture to be infected with Ab in the pivotal study. This is consistent with the US statistic that Ab represents about 1% of all sepsis cases — which translates to an incident rate of about 0.1% of all patients tested. We anticipate future studies to demonstrate performance for Ab in the US population. We do not expect this to impact the commercial adoption of the T2Bacteria Panel in the United States. AB will remain a part of the T2Bacteria Panel that is CE marked and offered in Europe and other countries that accept the CE Mark. AB is a higher incident rate infection in Europe representing an estimated 3.6% of healthcare associated infections.

As a reminder, the T2Bacteria Panel submission includes a filing with compelling data that demonstrates overall sensitivity of 95.8% and overall specificity of 98.1%. This compares favorably to the reported 50 to 65% sensitivity of blood culture and therefore the sensitivity of any diagnostic product that is dependent on a positive blood culture. Most importantly, the pivotal study, of over 1400 prospective patients run at 11 different institutions across the United States, identified 102 patients with confirmed infections. Of those, T2Bacteria detected 98 of the infections while the blood culture which was drawn concurrently with the T2Bacteria blood draw, detected only 39 patients. The average time to result for the T2Bacteria Panel was 5.4 hours, compared to 71.7 hours for blood culture-based species identification.

We are enthusiastic about the commercial interest in the T2Bacteria Panel as evidenced by the now 10 hospitals under contract to use the T2Bacteria as a Research Use Only (RUO) panel.

As we prepare for the commercial launch, we recently completed a market study with an independent market research firm. The study included input from over 300 hospitals including lab directors, clinicians, hospital administrators and others.

Here are some of the highlights from the study:

•	Sepsis is viewed as a high priority for over 96% of the hospitals in the survey.

•	The addition of T2Bacteria has the potential to significantly drive adoption of the T2Dx platform.

•	94% surveyed said they would use T2Bacteria to test patients at the time of first blood draw for sepsis alerts, suspected sepsis or bacteremia patients.

•	The clinical performance of the T2Bacteria Panel in the FDA clinical trial was rated highly.

•	90% believe the T2Bacteria Panel will reduce patient mortality and morbidity, enable 90% of patients to be on the right therapy within 6 hours and enable therapy to be adjusted or de-escalated rapidly.

•	Lower pricing would have little impact on T2Candida adoption or testing volumes. Lower pricing for T2Bacteria, as compared to T2Candida, in the range of $150 per test, is important however, because of the expected significantly higher testing volumes as compared to T2Candida.

This data supports our belief that once T2Bacteria is FDA cleared, we will see a significant uptick in hospital adoption of the T2Dx platform, being driven by the unmet needs addressed by T2Bacteria. At the same time, we believe that most hospitals that adopt will utilize both T2Bacteria and T2Candida, although the testing volumes for T2Bacteria are likely to be in the order of 10 times greater than T2Candida, or even more, because patients will be tested closer to the time they are suspected of a sepsis infection. We believe that from the patient and healthcare perspective, the combination of T2Bacteria and T2Candida, together, offers the health system the potential to positively impact patient lives by allowing a faster and a more targeted therapeutic approach to treating patients while potentially saving institutions millions of dollars each year.

Now I’ll turn it over to our Chief Scientific Officer Tom Lowery to discuss some of the recent data and customer success stories. Tom?

Success Stories: (TOM)

As we prepare for the launch of T2Bacteria, a key focus of ours remains utilizing the increasing number of customer success stories to broaden and enhance the awareness for the T2 Sepsis Solution.

Overall, in 2017, hospitals presented 19 posters or presentations at leading industry conferences highlighting the attributes, benefits, and potential use of the T2Dx Instrument and the T2Candida and T2Bacteria Panels.

Most recently, in November we presented data on the T2 Sepsis Solution at the Association for Molecular Pathology Conference held in Salt Lake City, Utah. The presentation by Dr. Ononye of Northwestern’s Feinberg School of Medicine, highlighted the potential clinical value that may be achieved using the T2Bacteria Panel by comparing diagnostic results to blood culture results. The study of 61 patient samples demonstrated that T2Bacteria correctly detected and identified bacterial infections 72% of the time, which exceeded any individual method tested in the study and compared favorably to blood culture which identified only 40% of the cases. Additionally, T2Bacteria was able to confirm nine infections missed by blood culture. This reported performance of T2Bacteria detecting confirmed infections faster and more sensitively than other methods is consistent with other studies using T2Candida, underscoring the clinical value of the T2MR based approach for detection of bloodstream and invasive infections.

In February, a Study called DIRECT2 was published in the Journal of Clinical Infectious Diseases and a Study called STAMP was published in the Journal of Clinical Microbiology. In the DIRECT2

Study, the T2Candida Panel detected almost twice as many confirmed infections as blood culture in patients receiving antifungal therapy. Lead author Dr. Cornelius J. Clancy, associate professor of medicine in the University of Pittsburgh’s Division of Infectious Diseases concluded that T2Candida is an important advance in the diagnosis of candidemia and may usher in a new era in which rapid molecular testing for invasive candidiasis will serve as an adjunct to microbiologic cultures.

In the STAMP Study, blood culture diagnostic results were compared to the T2Candida Panel for monitoring the clearance of an infection when a patient is being treated with antifungal drugs. The study demonstrates that the T2Candida Panel can detect the ongoing presence of a Candida infection — while blood culture often yields false negative test results — because the administration of antifungal drugs can impede the growth of cells that blood culture requires to detect an infection. The authors of the study concluded that the T2Candida Panel can be an effective tool for reliably identifying patients that have cleared an infection, which can reduce the unnecessary and expensive use of antifungal therapy.

Lastly, we were pleased to announce earlier today that T2 has been awarded a CARB-X grant. CARB-X is jointly led by BARDA, a government agency at the U.S. Health and Human Services, and the Wellcome Trust, a global charitable foundation based in the U.K. The CARB-X mission is to drive antibacterial innovation and combat the growing threat of antimicrobial resistance.

The award is for the development of new tests that expand the T2Dx Instrument product line by detecting over 25 bacterial species and resistance targets, with a focus on blood borne pathogens on the CDC antibiotic resistance threat list. The award, including options, totals $2 million. In the future, we look forward to telling you more about our plans and progress in the development of this expanded panel.

We are honored to be one of the first diagnostics company funded through the CARB-X initiative — and we believe this is further validation of our T2MR technology, which is protected with over 60 issued patents and more to come, and our company’s ability to create products that impact patient care. CARB-X was also excited about the potential of our technology to accelerate clinical trials and help bring new antibiotics to the market, representing a significant synergy for all of their portfolio pharmaceutical development companies.

With that, I’ll turn it back to you John.

Pipeline and other commercial Efforts

Before turning the call over to John Sprague for a complete review of our quarterly financial performance, I’d also like to provide a brief update on our pipeline and development efforts.

1.	I am happy to report that we successfully concluded our pre-clinical study for our T2Lyme diagnostic panel and are on track to commence the FDA clinical trial this Spring. We expect this clinical trial to roll into 2019 and are hopeful to have a submission to the FDA sometime next year.

2.	The T2Gram Negative Resistance Diagnostic Panel being developed through a partnership with Allergan also remains on track and we plan to deliver initial product to Allergan by the end of this calendar year.

3.	Our Partnership with the Centers for Disease Control and Prevention (CDC) regarding a new effort that will use the T2Dx Instrument and an Investigational Use Only T2Candida-auris Panel as a means of rapidly detecting the superbug Candida auris in hospitals around the country is progressing well. Existing laboratory methods that detect Candida auris, including culture, suffer from prolonged detection times, 17 days at the CDC, and low accuracy, which exacerbates the challenge in the fight to contain the superbug. The T2Candida-auris diagnostic panel has an average time to result of approximately 4 hours. Instruments are installed at the CDC, and we believe the validation work taking place at the CDC is going well.

With that, let me turn the call over to John who’ll review our fourth quarter and full year 2017 results in greater detail. John?

John Sprague:

Thank you, John.

Fourth quarter 2017 financial results.

Revenues were $1.7 million, a 55% increase over last quarter’s revenues of $1.1 million and an 87% increase over last year’s fourth quarter revenues of $910 thousand and 42% over the high range of guidance.

Product revenues, primarily T2Candida Panel and T2Dx instrument sales, were $1.3 million, a 76% increase over last quarter’s product revenues of $739 thousand and a 125% increase over last year’s fourth quarter product revenues of $579 thousand.

Research revenues were $325 thousand compared to $369 thousand last quarter and $331 thousand in last year’s fourth quarter.

Costs and expenses, excluding cost of product revenue, were $9.8 million, a decrease of 14% over last quarter’s costs and expenses of $11.4 million and a 16% decrease over last year’s fourth quarter costs and expenses of $11.7 million. Costs and expenses were 14% less than the low range of guidance. We are reducing our research and development spending as we are increasing our commercial sales activities.

Operating margins were a loss of $14.5 million, a 17% increase over last quarter’s $12.4 million operating margin loss and a 12% increase over last year’s fourth quarter operating margin loss of $12.9 million. We adjusted the carrying value of T2 owned T2Dx instruments and incurred a non-cash charge of $2.4 million.

Weighted average shares outstanding were 35.9 million this quarter compared to 31.4 million last quarter and 30.5 million in last year’s fourth quarter.

Full year 2017 financial results.

Revenues were $4.7 million, a 15% increase over last year’s revenues of $4.1 million.

Product revenues, primarily T2Candida Panel and T2Dx instrument sales, were $3.4 million, a 100% increase over last year’s product revenues of $1.7 million.

Research revenues were $1.2 million compared to $2.3 million last year and are less due to the timing of milestone payments received from partners.

Costs and expenses, excluding cost of product revenue, were $46.8 million, a 3% decrease over last year’s costs and expenses of $48.1 million.

Operating margins were a loss of $54.0 million, compared to last year’s operating margin loss of $50.9 million.

Weighted average shares outstanding were 32.1 million this year compared to 26.0 million last year.

Our cash and cash equivalents were $41.8 million at the end of 2017. We believe we have sufficient cash and financing sources for the next twelve months operations.

2018 Outlook:

The following forward-looking statements reflect estimates based on information as of March 6, 2018 and are subject to uncertainty. Additional information is available under the heading: Forward-Looking Statements.

As John mentioned earlier, we will provide guidance for the year 2018 upon FDA T2Bacteria Panel approval.

For the first quarter of 2018, we expect total revenue to be $1.3 million to $1.6 million, and product revenue to be $900 thousand to $1.1 million, and research revenue to be $400 thousand to $500 thousand. We expect to close at least 6 new contracts in the first quarter, which include at least 6 new placements of T2Dx instruments that provide access to a minimum of 35,000 high risk patients.

We also expect first quarter 2018 operating expenses, excluding cost of product revenue, to be $10.7 million to $11.2 million, including non-cash stock based compensation and depreciation expenses of $1.8 million.

Going forward, with the T2Bacteria clinical trial completed and as we continue our focus on commercial revenue growth, we expect operating expenses in Q2 and for the remainder of the year to be in the range of $9.0 million to $10.0, a net reduction of approximately 20%. The reduction in expenses will not impact our investment in sales and support of revenue growth, and allows us to fully fund our product development pipeline, including the work associated with the CARB-X grant Tom mentioned earlier.

Our weighted average shares outstanding of 32.1 million may be impacted by stock option exercises.

Thank you and back to John for closing remarks.

John McDonough:

Thank you, John. In summary, we’re pleased with our operational progress over the course of 2017 and the progress in the fourth quarter. I’d like to thank everyone on the T2 Biosystems Team for their hard work and their focus on our mission of improving the lives of patients around the world. Together, we believe we achieved many significant milestones over the course of the last year.

We are squarely focused on driving the commercial adoption of our products and driving revenue growth through adoption of our platform and testing of patients with our game changing products which includes T2Candida today, and T2Bacteria available in Europe now for clinical use and being reviewed by the FDA for market clearance in the US. We believe the market clearance of T2Bacteria will accelerate the adoption of our instrument platform, and drive a substantial increase in the number of tests being run at hospitals. We believe this in turn will drive instrument placements which will lead to substantial revenue growth. We are excited about the prospects of what we believe will be a very productive and exciting 2018.

Thank you for your participation in today’s call and for your continued interest in T2 Biosystems. That concludes our prepared remarks for this evening. Operator, we’ll now open the call for questions.